Exhibit 99.1

Heritage Commerce Corp Earnings Increase to $3.6 Million for the Fourth Quarter of 2014

San Jose, CA – January 22, 2015 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank” or “HBC”), today reported solid operating performance for the quarter ended and the year ended December 31, 2014.  Net income was $3.6 million, or $0.11 per average diluted common share, for the fourth quarter of 2014, compared to net income of $3.4 million for the fourth quarter of 2013, and $3.4 million for the third quarter of 2014.  For the year ended December 31, 2014, net income increased 16% to $13.4 million, or $0.42 per average diluted common share, from $11.5 million, or $0.36 per average diluted common share, for the year ended December 31, 2013.  All results are unaudited.

“We generated solid earnings in 2014 driven by a strong momentum in loan and deposit production, and continued credit quality improvement.  Our acquisition of BVF/CSNK Acquisition Corp., a Delaware corporation (“Bay View Funding” or “BVF”) in the fourth quarter of 2014, a nationally recognized leader in the factoring industry, opens a new lending niche for us,” said Walter Kaczmarek, President and Chief Executive Officer.  “While maintaining our strong asset quality trends our loan portfolio has continued to grow, which has been the result of hard work and dedication by our employees.”

2014 Highlights (as of, or for the period ended December 31, 2014, except as noted):
♦
Diluted earnings per share increased to $0.11 for the fourth quarter of 2014, compared to $0.10 per diluted share for the fourth quarter of 2013 and $0.11 per diluted share for the third quarter of 2014.  Diluted earnings per share were $0.42 for the year ended December 31, 2014, compared to $0.36 per diluted share for the year ended December 31, 2013.  Net income increased 16% for the year ended December 31, 2014, compared to the year ended December 31, 2013.

♦	The one-time pre-tax acquisition costs incurred by HBC for the BVF acquisition totaled $609,000 and $895,000 for the fourth quarter of 2014 and the year ended December 31, 2014, respectively.
♦
Driven primarily by loan growth, including two months of revenue from BVF, and increases in core deposits, net interest income increased 23% to $16.1 million for the fourth quarter of 2014, compared to $13.0 million for the fourth quarter of 2013, and increased 15% from $14.0 million for the third quarter of 2014.  Net interest income increased 14% to $57.1 million for the year ended December 31, 2014, compared to $50.2 million for the year ended December 31, 2013.

♦
The fully tax equivalent (“FTE”) net interest margin improved by 53 basis point to 4.33% for the fourth quarter of 2014, from 3.80% for the fourth quarter of 2013, and increased 40 basis points from 3.93% for the third quarter of 2014.  For the year ended December 31, 2014, the net interest margin increased 26 basis points to 4.10%, from 3.84% for the year ended December 31, 2013, reflecting loan growth, two months of revenue from BVF, higher yields on securities, and a lower cost of funds.

♦
Loans (excluding loans-held-for-sale) increased 19% to $1.09 billion at December 31, 2014, compared to $914.9 million at December 31, 2013, and increased 6% from $1.03 billion at September 30, 2014.  Excluding the $40.0 million of factored receivables at BVF, loans increased 15% at December 31, 2014 from December 31, 2013, and increased 2% from September 30, 2014.

♦
Nonperforming assets (“NPAs”) declined to $6.6 million, or 0.41% of total assets, at December 31, 2014, compared to $12.4 million, or 0.83% of total assets, at December 31, 2013, and $7.7 million, or 0.50% of total assets, at September 30, 2014.

♦
Classified assets, net of Small Business Administration (“SBA”) guarantees, decreased 32% to $16.0 million at December 31, 2014, from $23.6 million at December 31, 2013, and decreased 10% from $17.7 million at September 30, 2014.

♦	Net charge-offs totaled $56,000 for the fourth quarter of 2014, compared to net charge-offs of $166,000 for the fourth quarter of 2013, and net charge-offs of $27,000 for the third quarter of 2014.
♦
There was a $106,000 credit to the provision for loan losses for the fourth quarter of 2014, compared to a $12,000 credit to the provision for loan losses for the fourth quarter of 2013, and a $24,000 credit to the provision for loan losses for the third quarter of 2014.

♦
The allowance for loan losses (“ALLL”) decreased to 1.69% of total loans at December 31, 2014, compared to 2.09% at December 31, 2013, and 1.80% at September 30, 2014.  The ALLL to total nonperforming loans increased to 313.90% at December 31, 2014, compared to 162.16% at December 31, 2013, and 257.16% at September 30, 2014.

♦
Total deposits were $1.39 billion at December 31, 2014, compared to $1.29 billion at December 31, 2013, and $1.34 billion at September 30, 2014.  Deposits (excluding all time deposits and CDARS deposits) increased $154.5 million, or 16%, to $1.13 billion at December 31, 2014, from $973.6 million at December 31, 2013, and increased $46.6 million, or 4%, from $1.08 billion at September 30, 2014.

♦	Capital ratios exceeded regulatory requirements for a well-capitalized financial institution at both the holding company and bank levels at December 31, 2014:
Capital Ratios	Heritage Commerce Corp	Heritage Bank of Commerce	Well-Capitalized Financial Institution Regulatory Guidelines

Total Risk-Based	13.9%	13.1%	10.0%
Tier 1 Risk-Based	12.6%	11.9%	6.0%
Leverage	10.6%	9.9%	5.0%

Operating Results
Net interest income increased 23% to $16.1 million for the fourth quarter of 2014, compared to $13.0 million for the fourth quarter of 2013, and increased 15% from $14.0 million for the third quarter of 2014.   Net interest income increased 14% to $57.1 million for the year ended December 31, 2014, compared to $50.2 million for the year ended December 31, 2013, as a result of growth in the loan portfolio, two months of revenue from BVF, and increases in core deposits.
The net interest margin (FTE) expanded 53 basis points to 4.33% for the fourth quarter of 2014, compared to 3.80% for the fourth quarter of 2013, and increased 40 basis points from 3.93% for the third quarter of 2014.  For the year ended December 31, 2014, the net interest margin increased 26 basis points to 4.10%, from 3.84% for the year ended December 31, 2013, reflecting loan growth, two months of revenue from BVF, higher yields on securities, and a lower cost of funds.
Solid credit quality metrics led to a $106,000 credit to the provision for loan losses for the fourth quarter of 2014, compared to a $12,000 credit to the provision for loan losses for the fourth quarter of 2013, and a $24,000 credit to the provision for loan losses for the third quarter of 2014. There was a $338,000 credit to the provision for loan losses for the year ended December 31, 2014, compared to an $816,000 credit to the provision for loan losses for the year ended December 31, 2013.
Noninterest income was $1.8 million for the fourth quarter of 2014, compared to $1.9 million for the fourth quarter of 2013, and $1.9 million for the third quarter of 2014.  For the year ended December 31, 2014, noninterest income was $7.7 million, compared to $7.2 million for the year ended December 31, 2013.  The increase was primarily due to a higher gain on sales of SBA loans.
Noninterest expense for the fourth quarter of 2014 was $12.4 million, an increase of 26% from $9.9 million for the fourth quarter of 2013, and increased 18% from $10.5 million for the third quarter of 2014.  Noninterest expense for the year ended December 31, 2014 increased 9% to $44.2 million, compared to $40.5 million for the year ended December 31, 2013.  The increase in noninterest expense for the fourth quarter of 2014 and for year ended December 31, 2014 was primarily due to two months of operating expenses incurred by BVF and one-time costs related to the BVF acquisition.  Full‑time equivalent employees were 242 (including 36 FTE at BVF) at December 31, 2014, compared to 193 at December 31, 2013, and 200 at September 30, 2014.
Primarily due to the one-time acquisition costs from the BVF acquisition, the efficiency ratio for the fourth quarter of 2014 increased to 69.34%, compared to 65.91% for the fourth quarter of 2013, and 66.15% for the third quarter of 2014.  The efficiency ratio for the year ended December 31, 2014 was 68.19%, compared to 70.51% for the year ended December 31, 2013.  Excluding the one-time pre-tax acquisition costs incurred by HBC for the BVF acquisition of $609,000 for the fourth quarter of 2014 and $895,000 the year ended December 31, 2014, the efficiency ratios were 65.93% and 66.81%, respectively.  Excluding the one-time pre-tax acquisition costs of $234,000 for the third quarter of 2014, the efficiency ratio was 64.67% for the third quarter of 2014.
Income tax expense for the third quarter of 2014 was $2.0 million, compared to $1.8 million for the fourth quarter of 2013, and $2.0 million for the third quarter of 2014. The effective tax rate for the fourth quarter of 2014 was 35.6%, compared to 34.3% for the fourth quarter of 2013 and 36.5% for the third quarter of 2014.  Income tax expense for the year ended December 31, 2014 was $7.5 million, compared to $6.2 million for the year ended December 31, 2013. The effective tax rate for the year ended December 31, 2014 was 36.0%, compared to 35.0% for the year ended December 31, 2013.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships, the adoption of the proportional amortization method of accounting for its low income housing investments in the third quarter of 2014, and tax-exempt interest income earned on municipal bonds.  The Company had California Enterprise Zone tax savings of approximately $162,000 for 2013.  The California state legislature eliminated the Enterprise Zone tax deductions beginning January 1, 2014.
The Company adopted the proportional amortization method of accounting for its low income housing investments in the third quarter of 2014. The Company quantified the impact of adopting the proportional amortization method compared to the equity method to its current year and prior period financial statements. The Company determined that the adoption of the proportional amortization method did not have a material impact to its financial statements.  The low income housing investment losses, net of the tax benefits received, are included in income tax expense for all periods reflected on the consolidated income statements.

Balance Sheet Review, Capital Management and Credit Quality

Total assets were $1.62 billion at December 31, 2014, compared to $1.49 billion at December 31, 2013, and $1.56 billion at September 30, 2014.
The investment securities available-for-sale portfolio totaled $206.3 million at December 31, 2014, compared to $280.1 million at December 31, 2013, and $191.7 million at September 30, 2014.  At December 31, 2014, the securities available-for-sale portfolio was comprised of $154.1 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $36.9 million of corporate bonds, and $15.3 million of single entity issue trust preferred securities.  The pre-tax unrealized gain on securities available-for-sale at December 31, 2014 was $4.8 million, compared to a pre-tax unrealized loss on securities available-for-sale of ($2.4) million at December 31, 2013, and a pre-tax unrealized gain on securities available-for-sale of $3.3 million at September 30, 2014.  During the fourth quarter of 2014, the Company purchased $18.7 million of agency mortgage-backed securities available-for-sale with an aggregate book yield of 1.94% and duration of 4.18 years.
At December 31, 2014, investment securities held-to-maturity totaled $95.4 million, compared to $95.9 million at December 31, 2013, and $94.8 million at September 30, 2014.  At December 31, 2014, the securities held-to-maturity portfolio, at amortized cost, was comprised of $79.9 million tax-exempt municipal bonds and $15.5 million agency mortgage-backed securities.  During the fourth quarter of 2014, the Company purchased $2.2 million of agency mortgage-backed securities held-to-maturity with an aggregate book yield of 2.57% and duration of 6.14 years.
Loans, excluding loans held-for-sale, increased 19% to $1.09 billion at December 31, 2014, from $914.9 million at December 31, 2013, and increased 6% from $1.03 billion at September 30, 2014.  Excluding the $40.0 million of factored receivables at BVF, loans increased 15% at December 31, 2014 from December 31, 2013, and increased 2% from September 30, 2014.  The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 43% of the loan portfolio at December 31, 2014, which included the $40.0 million of factored receivables at BVF.  Commercial and residential real estate loans accounted for 44% of the total loan portfolio, of which 46% were owner-occupied by businesses.   Consumer and home equity loans accounted for 7% of total loans, and land and construction loans accounted for the remaining 6% of total loans at December 31, 2014.  C&I line usage was 42% at December 31, 2014, compared to 41% at December 31, 2013, and 43% at September 30, 2014.
The yield on the loan portfolio was 5.39% for the fourth quarter of 2014, compared to 4.79% for the fourth quarter of 2013, and 4.77% for the third quarter of 2014.  For the year ended December 31, 2014, the yield on the loan portfolio was 4.96%, compared to 4.92% for the year ended December 31, 2013.  The increase in the yield on the loan portfolio for the fourth quarter and year ended December 31, 2014, compared to the same periods in 2013, primarily reflects the higher yielding BVF factoring portfolio.
NPAs decreased to $6.6 million, or 0.41% of total assets, at December 31, 2014, compared to $12.4 million, or 0.83% of total assets, at December 31, 2013, and $7.7 million, or 0.50% of total assets, at September 30, 2014.  The following is a breakout of NPAs at December 31, 2014:

NONPERFORMING ASSETS
(in $000's, unaudited)	Balance	% of Total
SBA loans	$2,335	36%
Commercial real estate loans	1,651	25%
Land and construction loans	1,320	20%
Home equity and consumer loans	350	5%
Commercial and industrial loans	199	3%
Foreclosed assets	696	11%
Total nonperforming assets	$6,551	100%

At December 31, 2014, the $6.6 million of NPAs included $79,000 of loans guaranteed by the SBA.  Foreclosed assets were $696,000 at December 31, 2014, compared to $575,000 at December 31, 2013, and $532,000 at September 30, 2014.
Classified assets (net of SBA guarantees) were $16.0 million at December 31, 2014, compared to $23.6 million at December 31, 2013, and $17.7 million at September 30, 2014.
The following table summarizes the allowance for loan losses:

	For the Quarter Ended			For the Year Ended
ALLOWANCE FOR LOAN LOSSES	December 31,	September 30,	December 31,	December 31,	December 31,
(in $000's, unaudited)	2014	2014	2013	2014	2013
Balance at beginning of period	$18,541	$18,592	$19,342	$19,164	$19,027
Provision (credit) for loan losses during the period	(106)	(24)	(12)	(338)	(816)
Net (charge-offs) recoveries during the period	(56)	(27)	(166)	(447)	953
Balance at end of period	$18,379	$18,541	$19,164	$18,379	$19,164

Total loans	$1,088,643	$1,029,596	$914,913	$1,088,643	$914,913
Total nonperforming loans	$5,855	$7,210	$11,818	$5,855	$11,818

Allowance for loan losses to total loans	1.69%	1.80%	2.09%	1.69%	2.09%
Allowance for loan losses to total nonperforming loans	313.90%	257.16%	162.16%	313.90%	162.16%

The ALLL decreased to 1.69% of total loans at December 31, 2014, compared to 2.09% at December 31, 2013, and 1.80% at September 30, 2014.  The decrease in the ALLL to total loans at December 31, 2014 was primarily due to increasing loan balances and continuing improvement in all credit metrics.  The ALLL to total nonperforming loans increased to 313.90% at December 31, 2014, compared to 162.16% at December 31, 2013, and 257.16% at September 30, 2014.
Total deposits increased $102.2 million to $1.39 billion at December 31, 2014, compared to $1.29 billion at December 31, 2013, and increased $46.6 million from $1.34 billion at September 30, 2014.  Noninterest-bearing demand deposits increased $86.6 million at December 31, 2014 from December 31, 2013, and increased $28.7 million from September 30, 2014.  Interest-bearing demand deposits increased $30.4 million at December 31, 2014 from December 31, 2013, and increased $2.7 million from September 30, 2014.  Savings and money market deposits increased $37.6 million at December 31, 2014 from December 31, 2013, and increased $15.3 million from September 30, 2014.  Brokered deposits decreased $27.4 million at December 31, 2014 from December 31, 2013, and were relatively unchanged from September 30, 2014.   CDARS money market and time deposits decreased $29.2 million at December 31, 2014 from December 31, 2013, primarily due to $27.5 million in deposits received from a law firm for legal settlements during the fourth quarter of 2013, all of which were withdrawn in January, 2014. Deposits (excluding all time deposits and CDARS deposits) increased $154.5 million, or 16%, to $1.13 billion at December 31, 2014, from $973.6 million at December 31, 2013, and increased $46.6 million, or 4%, from $1.08 billion at September 30, 2014.
The total cost of deposits decreased 3 basis points to 0.15% for the fourth quarter of 2014, from 0.18% for the fourth quarter of 2013, and was unchanged from the third quarter of 2014.  The total cost of deposits decreased 3 basis points to 0.16% for the year ended December 31, 2014, from 0.19% for the year ended December 31, 2013.
Tangible equity was $168.0 million, or $5.60 per share, at December 31, 2014, compared to $171.9 million, or $5.78 per share, at December 31, 2013, and $181.7 million, or $6.15 per share, at September 30, 2014.  The decrease in tangible equity at December 31, 2014 was primarily due to the addition of goodwill and other intangible assets from the BVF acquisition, partially offset by an increase in retained earnings.  There were 21,004 shares of Series C Preferred Stock outstanding at December 31, 2014, December 31, 2013, and September 30, 2014, and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.  Pro forma tangible book value per common share, assuming the Company’s outstanding Series C Preferred Stock was converted into common stock, was $5.23 at December 31, 2014, compared to $5.38 at December 31, 2013, and $5.68 at September 30, 2014.
Accumulated other comprehensive loss was ($1.9) million at December 31, 2014, compared to accumulated other comprehensive loss of ($4.0) million a year ago, and accumulated other comprehensive loss of ($812,000) at September 30, 2014. The unrealized gain (loss) on securities available-for-sale included in accumulated other comprehensive loss was an unrealized gain of $2.8 million, net of taxes, at December 31, 2014, compared to an unrealized loss of ($1.4) million, net of taxes, at December 31, 2013, and an unrealized gain of $1.9 million, net of taxes, at September 30, 2014.  The components of accumulated other comprehensive loss, net of taxes, at December 31, 2014 include the following: an unrealized gain on available-for-sale securities of $2.8 million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $434,000; a split dollar insurance contracts liability of ($2.0) million; a supplemental executive retirement plan liability of ($3.9) million; and an unrealized gain on interest-only strip from SBA loans of $860,000.
Bay View Funding Acquisition
On November 1, 2014, the Company acquired Bay View Funding, pursuant to which HBC acquired all of the outstanding common stock from the stockholders of BVF for an aggregate purchase price of $22.52 million. BVF became a wholly-owned subsidiary of HBC. Based in Santa Clara, California, BVF is the parent company of CSNK Working Capital Finance Corp. dba Bay View Funding, which provides business-essential working capital factoring financing to various industries throughout the United States.  The one-time pre-tax acquisition costs incurred by HBC for the BVF acquisition totaled $609,000 and $895,000 for the fourth quarter of 2014 and the year ended December 31, 2014, respectively.
On November 1, 2014, the lease of the BVF office space located in Santa Clara, California was estimated to be $109,000 below fair market value, which is being amortized over three years.
Customer relationship and brokered relationship intangible assets of $1.9 million resulted from the Bay View Funding acquisition.  They are initially measured at fair value and then are amortized on the straight-line method over the 10 year estimated useful lives.
The Chief Executive Officer of BVF entered into a three-year non-compete agreement with HBC.  On November 1, 2014, the estimated fair value of the non-compete agreement was $250,000, which is being amortized over three years.

On November 1, 2014, estimated goodwill of $13.0 million resulted from the acquisition Bay View Funding, which represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results.  These forward looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. The forward looking statements could be affected by many factors, including but not limited to: (1) Local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, the allowance for loan losses; (2) Changes in the financial performance or condition of the Company’s customers, or changes in the performance or creditworthiness of our customers’ suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies, or defaults, which could negatively affect our customers’ ability to meet certain credit obligations; (3) Volatility in credit or equity markets and its effect on the global economy; (4) Changes in consumer spending, borrowing or saving habits; (5) Competition for loans and deposits and failure to attract or retain deposits or loans; (6) Our ability to increase market share and control expenses; (7) Our ability to develop and promote customer acceptance of new products and services in a timely manner; (8) Risks associated with concentrations in real estate related loans; (9) Other than temporary impairment charges to our securities portfolio; (10) An oversupply of inventory and deterioration in values of California commercial real estate; (11) A prolonged slowdown in construction activity; (12) Changes in the level of nonperforming assets, charge offs, or other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (13) The effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (14) Changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (15) Our ability to raise capital or incur debt on reasonable terms; (16) Regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (17) The impact of reputational risk on such matters as business generation and retention, funding and liquidity; (18) The impact of cyber security attacks or other disruptions to the Company’s information systems and any resulting compromise of data or disruptions in service; (19) The effect of the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations to be promulgated by supervisory and oversight agencies implementing the legislation taking into account that the precise timing, extent and nature of such rules and regulations and the impact on the Company are uncertain; (20) The impact of revised capital requirements under Basel III; (21) Significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (22) Changes in the competitive environment among financial or bank holding companies and other financial service providers; (23) The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (24) The costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (25) The successful integration of the business, employees and operations of Bay View Funding with the Company and to achieve the projected synergies of this acquisition; and (26) Our success in managing the risks involved in the foregoing factors.  For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Year Ended:
CONSOLIDATED INCOME STATEMENTS	December 31,	September 30,	December 31,	September 30,	December 31,	December 31,	December 31,	Percent
(in $000's, unaudited)	2014	2014	2013	2014	2013	2014	2013	Change
Interest income	$16,717	$14,492	$13,623	15%	23%	$59,256	$52,786	12%
Interest expense	625	500	574	25%	9%	2,153	2,600	-17%
Net interest income before provision for loan losses	16,092	13,992	13,049	15%	23%	57,103	50,186	14%
Provision (credit) for loan losses	(106)	(24)	(12)	-342%	-783%	(338)	(816)	59%
Net interest income after provision for loan losses	16,198	14,016	13,061	16%	24%	57,441	51,002	13%
Noninterest income:
Service charges and fees on deposit accounts	622	631	617	-1%	1%	2,519	2,457	3%
Increase in cash surrender value of life insurance	404	401	414	1%	-2%	1,600	1,654	-3%
Servicing income	319	316	365	1%	-13%	1,296	1,446	-10%
Gain on sales of SBA loans	113	259	76	-56%	49%	971	449	116%
Gain on sales of securities	-	47	-	-100%	N/A	97	38	155%
Other	354	216	426	64%	-17%	1,263	1,170	8%
Total noninterest income	1,812	1,870	1,898	-3%	-5%	7,746	7,214	7%

Noninterest expense:
Salaries and employee benefits	6,960	6,228	5,803	12%	20%	26,250	23,450	12%
Occupancy and equipment	1,072	1,055	961	2%	12%	4,059	4,043	0%
Professional fees	562	617	604	-9%	-7%	1,891	2,588	-27%
Other	3,821	2,592	2,483	47%	54%	12,022	10,389	16%
Total noninterest expense	12,415	10,492	9,851	18%	26%	44,222	40,470	9%
Income before income taxes	5,595	5,394	5,108	4%	10%	20,965	17,746	18%
Income tax expense	1,993	1,969	1,754	1%	14%	7,538	6,206	21%
Net income	3,602	3,425	3,354	5%	7%	13,427	11,540	16%
Dividends on preferred stock	(280)	(280)	(168)	0%	67%	(1,008)	(336)	200%
Net income available to common shareholders	3,322	3,145	3,186	6%	4%	12,419	11,204	11%
Undistributed earnings allocated to Series C preferred stock	(349)	(320)	(420)	9%	-17%	(1,342)	(1,688)	-20%
Distributed and undistributed earnings allocated to common
shareholders	$2,973	$2,825	$2,766	5%	7%	$11,077	$9,516	16%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.11	$0.11	$0.10	0%	10%	$0.42	$0.36	17%
Diluted earnings per share	$0.11	$0.11	$0.10	0%	10%	$0.42	$0.36	17%
Weighted average shares outstanding - basic	26,460,519	26,371,413	26,346,977	0%	0%	26,390,615	26,338,161	0%
Weighted average shares outstanding - diluted	26,615,743	26,516,863	26,407,574	0%	1%	26,526,282	26,386,452	1%
Common shares outstanding at period-end	26,503,505	26,374,980	26,350,938	0%	1%	26,503,505	26,350,938	1%
Pro forma common shares outstanding at period-end, assuming
Series C preferred stock was converted into common stock	32,104,505	31,975,980	31,951,938	0%	0%	32,104,505	31,951,938	0%
Book value per share	$6.22	$6.20	$5.84	0%	7%	$6.22	$5.84	7%
Tangible book value per share	$5.60	$6.15	$5.78	-9%	-3%	$5.60	$5.78	-3%
Pro forma tangible book value per share, assuming Series C
preferred stock was converted into common stock	$5.23	$5.68	$5.38	-8%	-3%	$5.23	$5.38	-3%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	7.72%	7.46%	7.74%	3%	0%	7.44%	6.77%	10%
Annualized return on average tangible equity	8.20%	7.51%	7.81%	9%	5%	7.60%	6.84%	11%
Annualized return on average assets	0.88%	0.88%	0.89%	0%	-1%	0.88%	0.81%	9%
Annualized return on average tangible assets	0.89%	0.88%	0.89%	1%	0%	0.88%	0.81%	9%
Net interest margin	4.33%	3.93%	3.80%	10%	14%	4.10%	3.84%	7%
Efficiency ratio	69.34%	66.15%	65.91%	5%	5%	68.19%	70.51%	-3%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,619,881	$1,543,254	$1,489,600	5%	9%	$1,523,272	$1,431,398	6%
Average tangible assets	$1,609,068	$1,542,007	$1,488,001	4%	8%	$1,519,526	$1,429,624	6%
Average earning assets	$1,500,270	$1,441,792	$1,388,239	4%	8%	$1,419,926	$1,329,936	7%
Average loans held-for-sale	$813	$1,485	$4,942	-45%	-84%	$2,503	$5,051	-50%
Average total loans	$1,057,866	$1,002,786	$881,830	5%	20%	$989,873	$840,252	18%
Average deposits	$1,376,503	$1,325,734	$1,282,358	4%	7%	$1,302,782	$1,220,044	7%
Average demand deposits - noninterest-bearing	$515,209	$471,326	$437,661	9%	18%	$463,134	$427,299	8%
Average interest-bearing deposits	$861,294	$854,408	$844,697	1%	2%	$839,648	$792,745	6%
Average interest-bearing liabilities	$875,525	$854,460	$844,771	2%	4%	$843,651	$798,690	6%
Average equity	$185,107	$182,095	$171,952	2%	8%	$180,514	$170,391	6%
Average tangible equity	$174,294	$180,848	$170,353	-4%	2%	$176,768	$168,617	5%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,	September 30,	December 31,
(in $000's, unaudited)	2014	2014	2013	2014	2013
ASSETS
Cash and due from banks	$23,256	$23,905	$20,158	-3%	15%
Federal funds sold and interest-bearing
deposits in other financial institutions	99,147	130,170	92,447	-24%	7%
Securities available-for-sale, at fair value	206,335	191,680	280,100	8%	-26%
Securities held-to-maturity, at amortized cost	95,362	94,759	95,921	1%	-1%
Loans held-for-sale - SBA, including deferred costs	1,172	673	3,148	74%	-63%
Loans:
Commercial	462,403	436,481	393,074	6%	18%
Real estate:
Commercial and residential	478,335	464,991	423,288	3%	13%
Land and construction	67,980	53,064	31,443	28%	116%
Home equity	61,644	61,079	51,815	1%	19%
Consumer	18,867	14,609	15,677	29%	20%
Loans	1,089,229	1,030,224	915,297	6%	19%
Deferred loan fees	(586)	(628)	(384)	-7%	53%
Total loans, net of deferred fees	1,088,643	1,029,596	914,913	6%	19%
Allowance for loan losses	(18,379)	(18,541)	(19,164)	-1%	-4%
Loans, net	1,070,264	1,011,055	895,749	6%	19%
Company owned life insurance	51,257	50,853	50,012	1%	2%
Premises and equipment, net	7,451	7,377	7,240	1%	3%
Goodwill	13,044	-	-	N/A	N/A
Other intangible assets	3,276	1,182	1,527	177%	115%
Accrued interest receivable and other assets	46,539	46,660	45,330	0%	3%
Total assets	$1,617,103	$1,558,314	$1,491,632	4%	8%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$517,662	$488,987	$431,085	6%	20%
Demand, interest-bearing	225,821	223,121	195,451	1%	16%
Savings and money market	384,644	369,378	347,052	4%	11%
Time deposits - under $100	20,005	20,067	21,646	0%	-8%
Time deposits - $100 and over	200,890	197,562	195,005	2%	3%
Time deposits - brokered	28,116	28,099	55,524	0%	-49%
CDARS - money market and time deposits	11,248	14,608	40,458	-23%	-72%
Total deposits	1,388,386	1,341,822	1,286,221	3%	8%
Accrued interest payable and other liabilities	44,359	33,576	32,015	32%	39%
Total liabilities	1,432,745	1,375,398	1,318,236	4%	9%

Shareholders' Equity:
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	133,676	133,195	132,561	0%	1%
Retained earnings	33,014	31,014	25,345	6%	30%
Accumulated other comprehensive loss	(1,851)	(812)	(4,029)	-128%	54%
Total shareholders' equity	184,358	182,916	173,396	1%	6%
Total liabilities and shareholders' equity	$1,617,103	$1,558,314	$1,491,632	4%	8%

	End of Period:			Percent Change From:
	December 31,	September 30,	December 31,	September 30,	December 31,
	2014	2014	2013	2014	2013
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - held-for-investment	$5,855	$7,010	$11,326	-16%	-48%
Restructured and loans over 90 days past due and still accruing	-	200	492	-100%	-100%
Total nonperforming loans	5,855	7,210	11,818	-19%	-50%
Foreclosed assets	696	532	575	31%	21%
Total nonperforming assets	$6,551	$7,742	$12,393	-15%	-47%
Other restructured loans still accruing	$167	$-	$-	N/A	N/A
Net charge-offs during the quarter	$56	$27	$166	107%	-66%
Provision (credit) for loan losses during the quarter	$(106)	$(24)	$(12)	-342%	-783%
Allowance for loan losses	$18,379	$18,541	$19,164	-1%	-4%
Classified assets*	$15,978	$17,725	$23,631	-10%	-32%
Allowance for loan losses to total loans	1.69%	1.80%	2.09%	-6%	-19%
Allowance for loan losses to total nonperforming loans	313.90%	257.16%	162.16%	22%	94%
Nonperforming assets to total assets	0.41%	0.50%	0.83%	-18%	-51%
Nonperforming loans to total loans	0.54%	0.70%	1.29%	-23%	-58%
Classified assets* to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	9%	9%	13%	0%	-31%
Classified assets* to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	9%	10%	14%	-10%	-36%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$168,038	$181,734	$171,869	-8%	-2%
Tangible common equity	$148,519	$162,215	$152,350	-8%	-3%
Shareholders' equity / total assets	11.40%	11.74%	11.62%	-3%	-2%
Tangible equity / tangible assets	10.50%	11.67%	11.53%	-10%	-9%
Tangible common equity / tangible assets	9.28%	10.42%	10.22%	-11%	-9%
Loan to deposit ratio	78.41%	76.73%	71.13%	2%	10%
Noninterest-bearing deposits / total deposits	37.29%	36.44%	33.52%	2%	11%
Total risk-based capital ratio	13.9%	15.3%	15.3%	-9%	-9%
Tier 1 risk-based capital ratio	12.6%	14.0%	14.0%	-10%	-10%
Leverage ratio	10.6%	11.7%	11.2%	-9%	-5%

Heritage Bank of Commerce:
Total risk-based capital ratio	13.1%	14.3%	13.9%	-8%	-6%
Tier 1 risk-based capital ratio	11.9%	13.1%	12.6%	-9%	-6%
Leverage ratio	9.9%	10.9%	10.1%	-9%	-2%

*Net of SBA guarantees

	For the Quarter Ended			For the Quarter Ended
	December 31, 2014			December 31, 2013
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,058,679	$14,375	5.39%	$886,772	$10,696	4.79%
Securities - taxable	222,130	1,742	3.11%	305,615	2,365	3.07%
Securities - tax exempt(2)	79,879	779	3.87%	77,159	752	3.87%
Federal funds sold and interest-bearing
deposits in other financial institutions	139,582	94	0.27%	118,693	74	0.25%
Total interest earning assets(2)	1,500,270	16,990	4.49%	1,388,239	13,887	3.97%
Cash and due from banks	28,085			24,095
Premises and equipment, net	7,483			7,357
Goodwill and other intangible assets	10,813			1,599
Other assets	73,230			68,310
Total assets	$1,619,881			$1,489,600

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$515,209			$437,661

Demand, interest-bearing	218,176	93	0.17%	188,869	72	0.15%
Savings and money market	382,799	183	0.19%	352,158	160	0.18%
Time deposits - under $100	19,871	15	0.30%	21,823	18	0.33%
Time deposits - $100 and over	199,072	156	0.31%	195,780	170	0.34%
Time deposits - brokered	28,104	56	0.79%	59,992	151	1.00%
CDARS - money market and time deposits	13,272	2	0.06%	26,075	2	0.03%
Total interest-bearing deposits	861,294	505	0.23%	844,697	573	0.27%
Total deposits	1,376,503	505	0.15%	1,282,358	573	0.18%

Short-term borrowings	14,231	120	3.35%	74	1	5.36%
Total interest-bearing liabilities	875,525	625	0.28%	844,771	574	0.27%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,390,734	625	0.18%	1,282,432	574	0.18%
Other liabilities	44,040			35,216
Total liabilities	1,434,774			1,317,648
Shareholders' equity	185,107			171,952
Total liabilities and shareholders' equity	$1,619,881			$1,489,600

Net interest income(2) / margin		16,365	4.33%		13,313	3.80%
Less tax equivalent adjustment(2)		(273)			(264)
Net interest income		$16,092			$13,049

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

	For the Year Ended			For the Year Ended
	December 31, 2014			December 31, 2013
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$992,376	$49,207	4.96%	$845,303	$41,570	4.92%
Securities - taxable	261,527	7,810	2.99%	339,778	9,472	2.79%
Securities - tax exempt(2)	79,939	3,115	3.90%	61,636	2,355	3.82%
Federal funds sold and interest-bearing
deposits in other financial institutions	86,084	214	0.25%	83,219	214	0.26%
Total interest earning assets(2)	1,419,926	60,346	4.25%	1,329,936	53,611	4.03%
Cash and due from banks	25,829			23,510
Premises and equipment, net	7,343			7,500
Goodwill and other intangible assets	3,746			1,774
Other assets	66,428			68,678
Total assets	$1,523,272			$1,431,398

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$463,134			$427,299

Demand, interest-bearing	207,359	341	0.16%	172,615	246	0.14%
Savings and money market	363,903	671	0.18%	308,510	544	0.18%
Time deposits - under $100	20,448	63	0.31%	23,069	80	0.35%
Time deposits - $100 and over	196,118	629	0.32%	194,587	747	0.38%
Time deposits - brokered	36,440	319	0.88%	75,968	745	0.98%
CDARS - money market and time deposits	15,380	9	0.06%	17,996	7	0.04%
Total interest-bearing deposits	839,648	2,032	0.24%	792,745	2,369	0.30%
Total deposits	1,302,782	2,032	0.16%	1,220,044	2,369	0.19%

Subordinated debt	-	-	-	5,816	229	3.94%
Short-term borrowings	4,003	121	3.02%	129	2	1.55%
Total interest-bearing liabilities	843,651	2,153		798,690	2,600	0.33%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,306,785	2,153	0.16%	1,225,989	2,600	0.21%
Other liabilities	35,973			35,018
Total liabilities	1,342,758			1,261,007
Shareholders' equity	180,514			170,391
Total liabilities and shareholders' equity	$1,523,272			$1,431,398

Net interest income(2) / margin		58,193	4.10%		51,011	3.84%
Less tax equivalent adjustment(2)		(1,090)			(825)
Net interest income		$57,103			$50,186

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.